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MEDIALOGIC                                                          EXHIBIT 99.1
310 South Street
Plainville, MA 02762
Fax: 508-695-8593

FOR IMMEDIATE RELEASE

Steve Hodge                                                  Rob Morton
MediaLogic                                                   PAN Communications
508-695-2006                                                 978-474-1900
                                                             rmorton@pancomm.com

               MEDIALOGIC ANNOUNCES COMPLETION OF LATEST ROUND OF
            FUNDING; INDUSTRY SPECIALISTS AND COMPANY OFFICIALS MAKE
                            SIGNIFICANT CONTRIBUTION

Plainville, MA -- May 29, 1998 -- MediaLogic Inc. (AMEX: TST), a leading developer and manufacturer of automated tape library back-up solutions, today announced that it had completed a private placement of the Company's common stock. Gross proceeds from the placement was $1,850,000. This equates to 2,048,895 shares at a price of 90 cents a share.

Greg Scorziello, President and Chief Executive Officer said, "It is noteworthy that a significant portion of the funds have come from individuals who are associated with the Company. Michael Salter, Chairman of the Board, and others have committed funds to support MediaLogic. Additionally, almost forty per cent of the funding has been secured from a large distributor of on line and near line storage products in Southern Europe. We are working on an agreement to establish them as the sole distributor for MediaLogic products in the region. We believe that their involvement shows confidence in the Company's future."

Scorziello added, "With this latest round of funding, we believe that MediaLogic is extremely well positioned to gain a sizeable share of the rapidly expanding market for automated tape libraries. Our unique library technology offers significant benefits in simplified installation, operation and servicing; they are modular and highly scalable, and equipped for high availability and reliability. In addition, our open architecture and media independence helps to ensure both short term and long term protection of investment. We also offer the highest capacity combined with the smallest footprint of any unit in the industry. Our goal is to position MediaLogic as a significant player in the rapidly expanding, data storage marketplace. This new funding will help to position the Company to achieve that goal."

The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed


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to be forward-looking statements under the Act. Such forward-looking statements may include, but are not limited to, statements regarding development and sales of the Company's tape library product line. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.

The Company does not fully satisfy all of the American Stock Exchange guidelines for continued listing and there is no assurance that this listing will be continued.

About MediaLogic
MediaLogic Inc., founded in 1982, is a leading developer and manufacturer of innovative storage solutions, which automate and simplify the centralization and security of business data. Located in Plainville, Massachusetts, MediaLogic's headquarters can be reached at 508-695-2006, or http://www.medialogicinc.com.

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Company names and/or Product names are acknowledged as being trademarks or registered trademarks of their respective holders.


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